UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Definitive Proxy Statement

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TESSERA TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE AND OPPORTUNITY C LP
STARBOARD VALUE LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
TUDOR BROWN
GEORGE CWYNAR
THOMAS LACEY
GEORGE RIEDEL
DONALD STOUT

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Starboard Value LP (“Starboard Value LP”), together with the other participants named herein, has made a preliminary filing with the Securities and Exchange Commission of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of a slate of director nominees at the 2013 annual meeting of stockholders of Tessera Technologies, Inc., a Delaware corporation.

On March 18, 2013, Starboard Value LP issued the following press release:

STARBOARD DELIVERS OPEN LETTER TO SHAREHOLDERS OF TESSERA TECHNOLOGIES

Announces Filing of Preliminary Proxy Materials for Election of Directors at Tessera’s 2013 Annual Meeting

Believes Change in Majority of Board Required

Company Proposal to Add Only Two New Directors Inadequate and Entirely Unacceptable

Expresses Confidence that Starboard Director Nominees Will be Able to Evaluate and Execute on Initiatives to Unlock Value at the Company

NEW YORK, NY – March 18, 2013 – Starboard Value LP (together with its affiliates, “Starboard”), one the largest shareholders of Tessera Technologies, Inc. (NASDAQ:TSRA) (“Tessera” or the “Company”) with approximately 7.6% of the outstanding common stock of the Company, announced today that it has delivered an open letter to the shareholders of Tessera, the full text of which is included below:

March 18, 2013

 Open Letter to Shareholders of Tessera Technologies, Inc.

 Dear Fellow Shareholders:

Starboard Value LP, together with its affiliates (“Starboard”), currently owns approximately 7.6% of the outstanding common shares of Tessera Technologies, Inc. (“Tessera” or the “Company”), making us one of the Company’s largest shareholders.  Our interests are directly aligned with yours and we believe that there is significant value to be realized at Tessera.

Starboard has a long history of working constructively with management teams and boards of directors of undervalued and underperforming public companies to identify and execute on opportunities to unlock value for the benefit of all shareholders.  With most of our portfolio companies, we are able to accomplish our goals and create shareholder value by obtaining minority representation on their boards of directors.  However, in Tessera’s case, we do not believe a change in a minority of its board of directors (the “Board”) will have the desired impact because of the consolidation of power around the Company’s chairman, Robert Boehlke, and its CEO, Robert Young, and the other directors’ apparent unwavering support of these individuals despite serious allegations against them.

During the course of this proxy contest, the Company is going to attempt to make Starboard appear unreasonable for not accepting the Company's settlement offer to add two independent, Starboard-recommended candidates to the Board, and will accuse us of trying to take control of the Board.  We are writing to you now to explain why the Company’s offer is inadequate and entirely unacceptable to us, and why you, too, should find it unacceptable.  We also want to make clear to you that our goal is not to control the Board, but to reconstitute it with extremely accomplished and independent individuals who have the requisite skill sets to lead Tessera on a path to long-term success.  As we proposed to the Company in our settlement offer, we only intend to seek the election of one direct representative of Starboard.

Just recently, two directors who had been pushing internally for actions to address Tessera’s underperformance resigned from the Board citing troubling governance issues with the Board and its chairman.  A settlement offer that merely returns the composition of the Board to this problematic status quo would fail to address the deeper issues at the Company and in the boardroom.

The resignation letter delivered by former directors John Goodrich and Kevin Rivette made clear to us that absent a change in the majority of the Board, any new independent directors who push for significant changes at Tessera will be marginalized.  In their letter, Messrs. Goodrich and Rivette asserted that “current board leadership has prevented effective operating oversight,” and they accused Mr. Boehlke of “arrogat[ing] to himself necessary board review and guidance of management.”  Messrs. Goodrich and Rivette also made a disturbing reference to efforts by Mr. Boehlke “to force the removal of directors who do not support him and to independently find new directors.”  We believe that even with the addition of two new independent directors, Mr. Boehlke and the remaining members of the Board will continue with business as usual, and the Company will continue its perennial underperformance.   Why should we think anything would be different than the untenable situation that existed prior to the resignations of Messrs. Goodrich and Rivette?

Tessera’s management and the Board do not appear willing to embrace a level of change necessary to unlock value for its shareholders despite the Company’s (i) dismal historical financial and stock price performance, (ii) high turnover rate among its top-level executives and (iii) dysfunctional Board environment described in the Goodrich and Rivette resignation letter.  We believe that the only solution is to change a majority of the Board to put in charge truly independent directors who have the relevant experience and desire necessary to get the Company back on track.  Therefore, we proposed a settlement that would result in a change of a majority of the Board, but for the sake of continuity would allow for four of the six existing directors to remain on the Board.

Although we remain open to a constructive dialogue with Tessera regarding a potential settlement, we believe that the Board’s proposal to add just two new independent directors is little more than a thinly-veiled attempt to appear to be constructive while in reality seeking to maintain the troubling status quo.  Messrs. Rivette and Goodrich resigned from the Board over their dissatisfaction with their inability to effect meaningful change at Tessera from their positions on the Board.  We have no reason to believe that effectively replacing them with two new independent directors, no matter how qualified and well-intentioned, will accomplish anything different.

On Friday, March 15, 2013, we filed preliminary proxy materials with the Securities and Exchange Commission regarding the election of directors to the Board at Tessera’s 2013 annual meeting of stockholders scheduled for May 23, 2013.  We believe that the nominees that we have proposed are highly qualified, independent directors with valuable and relevant business and financial experience that will bring a fresh perspective into the boardroom and would be extremely helpful in evaluating and executing on initiatives to unlock value at the Company.  This group includes individuals with deep expertise in Tessera’s key markets, a broad understanding of the intellectual property licensing and technology components businesses, and the independence necessary to hold management accountable for its performance.

The nominees we have proposed are listed below:

Tudor Brown was one of the founding members and until May 2012, President of ARM Holdings plc, a publicly-traded, semiconductor IP and software design company based in Cambridge, UK, where he served in various positions over a career of more than twenty years.  Currently, Mr. Brown is a non-executive director of ANT Software Limited, a UK company developing advanced software for multimedia platforms, a position he has held since April 2005, and is a member of the advisory board of Annapurna Labs, an Israeli company.

George Cwynar is a consultant offering strategic and operational guidance, mentoring and executive coaching to small and mid-sized companies.  Previously, he served as the President and Chief Executive Officer of MOSAID Technologies Incorporated, a Canadian-based leading designer and licensor of memory technology, and supplier of memory test systems to major semiconductor companies worldwide.  Mr. Cwynar also served as a director of MetroPhotonics Inc. and Accelerix Incorporated, and as the President of COM DEV Canada, a division of COM DEV International, a global designer and manufacturer of space hardware.

Peter A. Feld is a Managing Member and Head of Research of Starboard Value LP, a New York-based investment firm that is one of the largest stockholders of Tessera.  Mr. Feld has extensive public company board experience.  Currently, Mr. Feld serves as Chairman of the Board of Unwired Planet, Inc., and serves on the board of Integrated Device Technology, Inc.  Previously, Mr. Feld served on the board of CPI Corp. and SeaChange International, Inc.  In addition to extensive public board experience, Mr. Feld has significant experience evaluating companies from a financial, operational, and strategic perspective to identify inefficiencies and the resulting opportunities for value creation.

Thomas Lacey is the Chairman and Chief Executive Officer of Components Direct, a provider of cloud-based product life cycle solutions, and serves on the board of International Rectifier Corporation and DSP Group, Inc.  Previously, Mr. Lacey served as the President of Flextronics International's Components Division, now Vista Point Technologies, from which Tessera acquired camera module manufacturing assets integral to its DigitalOptics Corporation business segment.  Mr. Lacey also previously served as the President, Chief Executive Officer and a director of Phoenix Technologies Ltd., a publicly-traded, global provider of basic input-output software for personal computers, and the Corporate Vice President and General Manager of the SunFabTM Thin Film Solar Products group of Applied Materials, Inc.

George A. Riedel is the Chairman of the Board of Montreal-based Accedian Networks, and also serves on the board of PeerApp.  Previously, Mr. Riedel served on the board of Blade Network Technologies, and in various positions with Nortel Networks Corporation, where he led the sale/restructuring of various carrier and enterprise business units, and later on the effort to monetize the company’s remaining 6,500 patents and applications patents, culminating in the sale of its patent portfolio for $4.5 billion.

Jeffrey C. Smith is a Managing Member, Chief Executive Officer and Chief Investment Officer of Starboard Value LP, a New York-based investment firm that is one of the largest stockholders of Tessera.  Mr. Smith has extensive public company board experience.  Currently, he serves on the board of Regis Corp.  Previously, he was the Chairman of the Board of Phoenix Technologies Ltd., and served on the board of Zoran Corporation, Actel Corporation, S1 Corporation, Kensey Nash Corp. and SurModics Inc.  Mr. Smith also served as a member of the Management Committee for Register.com.  In addition to extensive public board experience, Mr. Smith has significant experience evaluating companies from a financial, operational, and strategic perspective to identify inefficiencies and the resulting opportunities for value creation.

Donald E. Stout is a senior partner at the law firm of Antonelli, Terry, Stout & Kraus, LLP, where his legal practice has involved all facets of intellectual property, including litigation, the provision of expert witness opinions, and the licensing and representation of clients before the United States Patent and Trademark Office in diverse technological areas, including telecommunications.  Mr. Stout co-founded NTP Inc., a patent holding company for which he prepared the original patents and managed its patent litigation strategy, and currently serves as its Chief Strategist.  Mr. Stout also serves on the board of Vringo, Inc., a company engaged in the innovation, development and monetization of mobile technologies and intellectual property, and serves on the board of Augme Technologies, Inc.

We note that the Company chose to shrink the size of the Board from eight to six directors following the resignations of Messrs. Goodrich and Rivette from the Board.  However, in recent public communications, the Company has stated that it may add additional directors.  Once we learn how many directors the Company is nominating for election at the upcoming annual meeting upon the filing of its definitive proxy materials, we will determine how many and specifically which director nominees we will run on our slate.

We plan to move forward to seek your support to elect our highly qualified director nominees at the 2013 annual meeting.  After we file definitive proxy materials, we will share more detailed plans regarding our strategy for Tessera and our thoughts on how to return Tessera to long term success so you, our fellow shareholders, can make the ultimate determination as to whom you believe will most effectively represent your interests on the Board.

    Best Regards,

    /s/ Peter A. Feld

    Peter A. Feld
    Managing Member
    Starboard Value

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded U.S. small cap companies. Starboard invests in deeply undervalued small cap companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:
Peter Feld, (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Starboard Value LP, together with the other participants named herein, has filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2013 annual meeting of stockholders of Tessera Technologies, Inc., a Delaware corporation.

STARBOARD STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are Starboard Value and Opportunity Master Fund Ltd (“Starboard V&O Fund”), Starboard Value and Opportunity S LLC (“Starboard LLC”), Starboard Value and Opportunity C LP (“Starboard C LP”), Starboard Value LP, Starboard Value GP LLC (“Starboard Value GP”), Starboard Principal Co LP (“Principal Co”), Starboard Principal Co GP LLC (“Principal GP”), Jeffrey C. Smith, Mark R. Mitchell, Peter A. Feld, Tudor Brown, George Cwynar, Thomas Lacey, George Riedel and Donald Stout (collectively, the “Participants”).

As of the date of this filing, Starboard V&O Fund owned directly 2,455,350 shares of common stock, $0.001 par value (the “Common Stock”), of the Company.  As of the date of this filing, Starboard LLC owned directly 545,841 shares of Common Stock.  As of the date of this filing, Starboard C LP owned directly 141,200 shares of Common Stock.  Starboard Value LP, as the investment manager of Starboard V&O Fund and of a certain managed account (the “Starboard Value LP Account”), and the Manager of Starboard LLC and Starboard C LP, may be deemed the beneficial owner of an aggregate of 4,000,000 shares of Common Stock held directly by Starboard V&O Fund, Starboard LLC and Starboard C LP and including 857,609 shares of Common Stock held in the Starboard Value LP Account.  Each of Starboard Value GP, as the general partner of Starboard Value LP, Principal Co, as a member of Starboard Value GP, Principal GP, as the general partner of Principal Co and each of Messrs. Smith, Mitchell and Feld, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of the 4,000,000 shares of Common Stock held directly by Starboard V&O Fund, Starboard LLC and Starboard C LP and held in the Starboard Value LP Account.  As of the date of this filing, Mr. Brown directly owned 600 shares of Common Stock, Mr. Cwynar directly owned 580 shares of Common Stock, Mr. Lacey directly owned 500 shares of Common Stock, Mr. Riedel directly owned 1,400 shares of Common Stock and Mr. Stout directly owned 581 shares of Common Stock.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the Participants in this proxy solicitation is deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other Participants.  Each of the Participants in this proxy solicitation disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.